EXHIBIT 16

          SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

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                  FUND FOR TAX-FREE INVESTORS, INC.
               Rushmore Tax-Free Money Market Portfolio

                           Exhibit 16

                 Computation of Yield Quotation

                        Item 22, Part B


                    Net            Shares           Daily Yield
                    Investment     Outstanding      (income divided
                    Income                          by shares
                                                    multiplied by 365)

December 25, 1997   $  1,677       19,059,831           3.21%
December 26, 1997   $  1,687       19,212,292           3.20%
December 27, 1997   $  1,687       19,212,292           3.20%
December 28, 1997   $  1,687       19,212,292           3.20%
December 29, 1997   $  1,683       19,151,925           3.21%
December 30, 1997   $  1,701       19,167,131           3.24%
December 31, 1997   $  1,727       19,101,469           3.30%

Average 7-Day Yield                                     3.22%


Annual Effective Yield                                  3.32%


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              FUND FOR TAX-FREE INVESTORS, INC.

                       Exhibit 16

              Computation of Yield Quotation
            Rushmore Maryland Tax-Free Portfolio



a.  Interest Income                                           $222,631

b.  Less: Management Fees and Fund Expenses                     37,114
                                                              --------
    Net Income                                                $185,516

c.  Average Number of Shares Outstanding        4,132,226

d.  Closing Share Price 12/31/97              $     11.10
                                              -----------
     Value of Shares                          $45,867,708


                      6
Yield:  2[(a-b/cd + 1)  - 1] =  4.90%




                  Computation of Yield Quotation
               Rushmore Virginia Tax-Free Portfolio


a.  Interest Income                                             $158,609

b.  Less:   Management Fees and Fund Expenses                     26,335
                                                                --------
    Net Income                                                  $130,274

c.  Average Number of Shares Outstanding        2,839,235

d.  Closing Share Price 12/31/97              $     11.46
                                              -----------
    Value of Shares                           $32,537,633


                      6
Yield:  2[(a-b/cd + 1)  - 1] = 4.85%


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               FUND FOR TAX-FREE INVESTORS, INC.

                        Exhibit 16

                 Total Return Calculations




                       Rushmore Maryland        Rushmore Virginia Tax-
                       Tax-Free Portfolio       Free Portfolio

                              n                       n
One Year               P (1+T)  = ERV          P (1+T)  = ERV
(1/1/97-12/31/97)
                       ERV =  1,078.63          ERV =  1,084.52
                       n = 1                    n = 1
                       T =   7.85%              T =   8.45%

                              n                       n
Five Years             P (1+T)  = ERV          P (1+T)  = ERV
(1/1/92-12/31/97)
                       ERV =  1,348.59          ERV =  1,361.99
                       n = 5                    n = 5
                       T =   6.16%              T =   6.37%

                              n                       n
Ten Years              P (1+T)  = ERV          P (1+T)  = ERV
(1/1/87-1/31/97)
                       ERV =  1,932.68          ERV =  1,976.56
                       n = 10                   n = 10
                       T =   6.81%              T =   7.05%